UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida		34108-2710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2010, the Board of Directors of Health Management Associates, Inc. (the “Company”) amended and restated the Company’s By-laws (the “By-laws”) to provide that stockholders must generally provide notice of a proposal or nomination of a person for election to the Board at any annual meeting not earlier than the 120th day, and not later than the 90th day, prior to the anniversary of the preceding year’s annual meeting. If the annual meeting is held more than 30 days before or 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the Company first makes public disclosure of the date of the meeting. Under the Bylaws, stockholders seeking to submit a proposal or nomination for consideration at a meeting of stockholders must also provide information with respect to their record and beneficial ownership of the Company’s stock, hedging transactions with respect to the Company’s stock, proxy or voting agreements with respect to the Company, transactions or proposed transactions with the Company, litigation against the Company or its officers, directors and any affiliates, and stock holdings in any of the Company’s competitors as well as information regarding the other business or nominee(s) the stockholder proposes to bring before a meeting of the stockholders.

As a result of the adoption of the By-laws, if any stockholder intends to provide notice of a proposal (except for proposals made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934) or nomination of a person for election to the Board at the 2011 Annual Meeting of Stockholders, such stockholder’s notice must be received by the Company’s Corporate Secretary at the principal executive office of the Company not earlier than January 17, 2011 and not later than the close of business on February 16, 2011.

The preceding description of the amendments to the By-laws is qualified in its entirety by reference to the full text of the By-laws, which are included as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Health Management Associates, Inc. By-Laws, as amended and restated on December 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

Date: December 8, 2010	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President – Finance